$700,000.00 November 19, 2010

PRINCIPAL LOAN AGREEMENT

WHEREAS, Fresh Medical Laboratories, Inc., a Delaware corporation (the "Maker"), has entered into certain outstanding Demand Notes with William A. Fresh, 176 North Emeraud Drive, St. George, Utah 84770 (the "Holder").

WHEREAS, both the Maker and the Holder desire to convert the aggregate principal amount outstanding on such Demand Notes, as of November 19, 2010 into a single loan ("Loan") by entering into this Loan Agreement;

WHEREAS, both the Maker and the Holder desire to convert the aggregate interest accrued, but unpaid on such Demand Notes by entering into a separate Deferred Interest Loan Agreement dated November 19, 2010.

WHEREAS, both the Maker and the Holder hereby confirm that all of such Demand Notes outstanding together with accrued and unpaid interest as of November 19, 2010 are scheduled and attached hereto.

FOR VALUE RECEIVED, Fresh Medical Laboratories, Inc., a Delaware corporation (the "Maker"), promise to William A. Fresh, 176 North Emeraud Drive, St. George, Utah 84770 (the "Holder"), as follows:

1. **PRINCIPAL AND INTEREST.** Maker promises to pay the Holder of or its order in lawful money of the United States of America, the initial principal sum of seven hundred thousand dollars ($700,000.00), together with interest on the unpaid principal balance from the date hereof until paid in full at the rate of ELEVEN AND 7/100 percent (11.07%) per annum. Interest will be calculated based on a 365 day-year using the actual number of days elapsed divided by 365. Interest will accrued and paid in full together with the principal balance on the Repayment Schedule.

2. **PAYMENT.**

   a. **REPAYMENT SCHEDULE.** The principal sum of this Loan together with interest accrued and not paid thereon shall be due and payable in equal quarterly payments on the following schedule.

      i. August 19, 2012
      ii. November 19, 2012
      iii. February 19, 2013
      iv. May 19, 2013

   b. **FORM AND PLACE OF PAYMENT.** All payments hereunder shall be due and payable to Holder, and shall be in the form of a check made

payable to "William Fresh" and delivered to such other place as Holder may hereafter from time to time designate in writing in advance of any payment.

c. **APPLICATION OF PAYMENTS.** Payments hereunder, shall be applied first to accrued interest, and the balance, if any, to a reduction in principal.

d. **PREPAYMENT.** Maker may prepay the obligations under the Loan as any time, in whole or in part, without penalty.

3. **CANCELLATION.** Upon execution of this Loan Agreement, Holder does hereby certify the cancellation of all Demand Notes scheduled and attached hereto.

4. **EVENTS OF DEFAULT.** Each of the following shall be an event of default (an "Event of Default").

a. Failure to pay the principal or interest hereunder on the Maturity Date.
b. Filing by Maker of a voluntary or involuntary petition in bankruptcy or a voluntary petition seeking reorganization, adjustment, readjustment of debts or any other relief under the Bankruptcy Code as amended or any insolvency act or law, state or federal, nor or hereafter existing.
c. All or any substantial part or the property of Maker shall be condemned seized or otherwise appropriated or custody or control of such property shall be assumed by any governmental agency or any court of competent jurisdiction and shall be retained for a period of 30 days.

5. **REMEDIES.** If an Event of Default shall occur, time being of the essence, and upon notice from Holder to Maker, then Holder may at any time at Holder's option accelerate the indebtedness and declare the entire principal of the Loan then remaining unpaid to be due and payable. Upon acceleration of indebtedness by reason of an Event of Default, payment hereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Holder in this Loan, or as may otherwise be available to the Holder at law, in equity or otherwise. Any forbearance, failure or delay by Holder to exercise its rights under this Loan, including the rights set forth in this Section 4, shall not be deemed a waiver of such right or remedy, nor shall any single or partial exercise of any rights or remedy preclude the further exercise of such right or remedy. Moreover, no extension of time for the payment of this Loan or any portion hereof, and no alteration, amendment or waiver of any provision of this Loan made by agreement between Holder and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate, or affect the liability of the Maker.

6. **GENERAL PROVISIONS.** This Loan shall be binding upon the Maker, its successors and assigns and may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Loan shall be governed by the construed and interpreted in accordance with the laws of the

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State of Utah without giving effect to any principles of conflicts of laws. Time is of the essence hereof.

7. **ENTIRE AGREEMENT IN WRITING.** This written agreement, and any other documents executed in connection herewith, may not be contradicted by evidence of any alleged oral agreement. Neither this Loan nor any provision hereof may be amended, altered, modified, changed, waived, discharged or terminated, except by an instrument in writing signed by the parties.

DATED as of the date first above written.

FRESH MEDICAL LABORATORIES, INC.
A Delaware Corporation

By: ______________________

Name: Steven C. Eror

Title: President

Holder

William Fresh

By: ______________________

Individual

Date: November 17, 2010

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